Exhibit 23.1

[Letterhead of Dabbs, Hickman, Hill & Cannon LLP]

April 26, 2004

Board of Directors

VillageEDOCS

14471 Chambers Road, Ste. 105

Tustin, CA  92780

Board of Directors:

We hereby consent to the inclusion on Form 8-K/A of our report dated January 21, 2004 relating to the financial statements of Tailored Business Systems, Inc. for the fiscal year ended October 31, 2003.

/s/ Dabbs, Hickman, Hill & Cannon LLP